JOINT VENTURE AGREEMENT

               between

THARAWAT HOLDINGS COMPANY

and

HCI VIOCARE CLINICS UK LIMITED

Privileged and Confidential

TABLE OF CONTENTS

1.	INTERPRETATION	3
2.	FORMATION	5
3.	SHARES IN THE COMPANY	6
4.	RESTRICTIONS ON TRANSFER OF SHARES	9
5.	MEETINGS OF MEMBERS	10
6.	MANAGEMENT, BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY	10
7.	REPRESENTATIONS, WARRANTIES AND COVENANTS	13
8.	FISCAL MATTERS	14
9.	CONFIDENTIALITY	15
10.	NON-COMPETITION	16
11.	TERM & TERMINATION	17
12.	INDEMNIFICATION AND LIMITATIONS OF LIABILITY	18
13.	INSURANCE	19
14.	TAX MATTERS	20
15.	CONSEQUENCES OF BREACH	20
16.	DISPUTE RESOLUTION	20
17.	GENERAL PROVISIONS	21

THIS JOINT VENTURE AGREEMENT (the "Agreement") is dated July 19, 2017 (the "Effective Date").
PARTIES
(1)
Tharawat Holding Company, a company incorporated under the laws of Saudi Arabia with commercial registration number 1010258018 whose registered office is at Kingdom Tower Level 56 P.O. Box 10999, Riyadh, 11443 ("Tharawat"); and

(2)
HCi Viocare Clinics UK Limited, a company incorporated pursuant to the laws of the State of Nevada, U.S.A., with company registration number E0214052007-4 whose registered office is at Kintyre House, 209 Govan Road, Glasgow, Scotland, UK G51 1HJ ("Viocare"),

each referred to individually as "Party" and collectively as "Parties".
PREAMBLE:

Whereas, the Parties have agreed to associate themselves as founders in a limited liability company (hereinafter referred to as the ("Company")) to be incorporated in accordance with the laws of the Kingdom of Saudi Arabia for the purposes of owning, managing and franchising a chain of full service prosthetic, orthotic and diabetic foot rehabilitation clinics ("Clinics" and each a "Clinic") throughout the Territory, as defined hereunder, or any other locations where the Parties mutually agree.

And Whereas, it is the intention of the Parties to set forth certain understandings to regulate this relationship as shareholders/owners of the Company and the respective rights and obligations of each towards the other including among other things, (i) the allocation of profits, losses, credits and distributions of cash flow and other proceeds of the Company (ii) the respective rights, obligations and interests of the members towards each other and to the Company; and (iii) certain other matters.

NOW, THEREFORE, in consideration of the mutual promises and undertakings of the Parties hereto, and other good and valuable consideration the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows.

1.	INTERPRETATION
1.1	Definitions:
Unless the context otherwise requires, the following terms shall have the meanings hereby ascribed to them:
"Affiliate" means:
(a)
With respect to a company or partnership, any company or partnership which controls, is controlled by or is under common control with such company or  partnership, or any individual and/or such individual's spouse, parents and/or children ("Relations") who control(s) such company or partnership, and

(b)	with respect to an individual, the Relations of such individual or a company or partnership controlled by such individual and/or his Relations.

For purposes of this definition, a person is deemed to control another person if the former person possesses directly or indirectly the power to direct or cause the direction of the management of the other person, whether through the ownership of more than 50% of the total voting interest of the other person or by contract or otherwise.
"Applicable Law" means any applicable law, regulation, decree, directive, order, ordinance, judicial decision or rule of the Kingdom of Saudi Arabia.
"Board of Directors" or "Board" means the board of directors of the Company as provided for in Clause 6 below.
"Business" or "Company Business" means the business of the Company as set out in Clause 2.4 below.
"Business Plan" means the Company's business plan as datelined in Annex II to this Agreement.
"Companies Law" means the Saudi Arabia Companies Law enacted by Royal Decree No M3 dated 28/1/1437H (i.e. 10/11/2015G), as amended or replaced from time to time.
"Director" means any director on the Board of Directors, as appointed in accordance with
Clause 6.1.
"Initial Investment" means the Company's Initial Investment as detailed in Clause 3.1 below. For the avoidance of doubt, the Initial Investment shall comprise of (a) the Registered Capital and (b) the Initial Loan.
"Initial Loan" means the initial loan which will be provided by Tharawat to the Company after incorporation, and as further detailed in Clause 3.3 i 3.2iv below.
"Intellectual Property" means in relation to any Party, on a worldwide basis, all registered or unregistered trademarks, trade names, patents, copyrights, trade secrets, designs, rights of publicity, knowhow, mask work rights, utility models and other industrial or intangible property rights of a similar nature of that Party, all grants and registrations worldwide in connection with the foregoing and all other rights with respect thereto existing other than pursuant to grant or registration; all applications for any such grant or registration, all rights of priority under international conventions to make such applications and the right to control their prosecution, and all amendments, continuations, divisions and continuations-in-part of such applications; and all corrections, reissues, patents of addition, extensions and renewals of any such grant, registration or right.
"Member(s)" includes any of the Parties for so long as they hold any shares in the Company and any other person, natural or legal, that acquires and holds shares in the Company in accordance with the provisions of this Agreement.
"MOCI" means the Saudi Arabian Ministry of Commerce and Investments. "MOH" means the Saudi Arabian Ministry of Health.

"Registered Capital" means the Company's registered capital as detailed in Clause 3.2 below.
"SAGIA" Saudi Arabian General Investment Authority
"Territory" means the countries of the Gulf Cooperation Council, (which include the kingdom of Saudi Arabia, Qatar, Kuwait, United Arab Emirates, Sultanate of Oman and Kingdom of Bahrain), and Iran , Iraq , Jordan, Syria, Lebanon, Yemen and Palestine.
1.2	The preamble hereto shall constitute an integral part of this Agreement.
1.3	References to 'Clause(s)' are to the clause(s) of this Agreement.
1.4	The Clause headings in this Agreement have been included for convenience of reference only and shall not be considered in the interpretation of this Agreement.
1.5	A reference to a clause is a reference to a clause or, or schedule to, this Agreement.

2.	FORMATION
2.1	Approvals
i.
The Parties hereby associate themselves to form the Company in accordance with the Applicable Law. The Parties shall commence with the registration of the Company as a limited liability company in accordance with the Applicable Law and shall apply for any required approvals for the proposed Company and for the Parties as shareholders therein, such approvals which include without limitation MOCI, SAGIA and MOH1.

ii.	Each Party undertakes to provide whatever information or documentation that may be reasonably required from its part in order to obtain such approvals.
2.2	Articles of Association
The formation of the Company shall be evidenced by:
i.	Articles of Association as per the form requested by MOCI and SAGIA and as annexed to this Agreement in the form of Annex 1;
ii.	The SAGIA investment license; and
iii.	The MOCI commercial registration certificate.
2.3	Name
The name of the Company shall be Viocare Clinics Middle East or any other name agreed by the Parties and approved in accordance with the Applicable Law.
1 Principally, the laws of Saudi Arabia permits the issuance of an investment license for foreign investors in the medical sectors within certain conditions. We are currently in touch with SAGIA to confirm these requirements for the company

2.4	Business of the Company
i.	The Business of the Company shall be owning, managing and franchising a chain of full service prosthetic, orthotic and diabetic foot rehabilitation clinics throughout the Territory.
ii.
The Company, as decided by the Board of Directors from time to time, shall be entitled to own and operate its own clinics, to franchise third party clinics and/or establish other joint ventures with other parties across the Territory.

2.5	Head Office and Branches
Subject to and conditional upon the approval of the Saudi authorities, including without limitations MOH, MOCI and SAGIA, the registered office of the Company shall be situated in Riyadh, Kingdom of Saudi Arabia. The Company, Subject to the approval of the Board of Directors and in accordance with the Business Plan, may open branches within the Territory.
2.6	Duration of the Company
The duration of the Company shall be 99 (ninety nine) years commencing as of the date of commercial registration Certificate. The term of the Company may be renewed in accordance with the Companies Law.

3.	SHARES IN THE COMPANY
3.1	Initial Investment
The Parties have determined that the Company needs an Initial Investment equivalent to an amount that will be determined by the Business Plan and which will be provided by Tharawat. The Initial Investment will be comprised of the Registered Capital and the Initial Loan.

3.2	Registered Capital
i.
The Company will be initially registered with an issued and outstanding share capital of One Million Saudi Riyals (SAR 1,000,000) which shall be paid up in full in cash at the time of registration of the Company.

ii.
The Company's Registered Capital may be increased from time to time by a unanimous resolution of the Members in accordance with the provisions of this Agreement, the Companies Law and the Articles of Association.

iii.	Each share in the Company shall have a par value of One Thousand Saudi Riyals (SAR 1,000) . The Registered Capital upon incorporation of the Company shall be distributed among the Parties as follows:

Party	Number of shares	Capital Contribution	Percentage Interest
Tharawat	900	Nine Hundred Thousand Saudi Riyals (SAR 900,000)	90%
Viocare	100	One Hundred Thousand Saudi Riyals (SAR 100,000)	10%
Total			100%

iv.	The Initial Loan facility amount will be determined by the Business Plan as stipulated in Clause 3.3 i. below..
v.
Subject to Clause 3.2., vi and conditional upon the approval of the Saudi authorities, including without limitations MOH, MOCI and SAGIA, it is agreed upon the Parties that Viocare's share in the Registered Capital might be increased to reach the equivalent of 20% (twenty percent) of the Registered Capital upon the fulfillment of all the following conditions by Viocare with relation to any Clinic opened inside or outside KSA:

a.	Assisting in any documentation or procedural requirements that might be needed or required during obtaining the licenses for the Company and any of the Clinics;
b.	Providing and/or modifying the lay out of the Clinics as per international standards/Hci benchmarks;
c.	Assisting in any modification or redesigning of all Company buildings and Clinics as might be required by Saudi governmental regulatory agencies and authorities,
d.	Providing all approved and qualified list of suppliers for the Business;
e.	Assisting in finalizing any contractual agreement with suppliers;
f.	Assisting with furniture requirements specifications by providing the list as well as the name of the suppliers;
g.	Assisting in interviewing and training for the local hires;
h.	Interviewing and providing qualified staff (CPO and others) as per ISPO standards;
i.	Providing support and guidance in marketing activities and branding guidelines;
j.	Providing any other technical assistance might be required by the Company; and

k.	fulfillment of any other key performance Indicators as detailed in the Business Plan.

vi.
provided that all the conditions set forth in Clause 3.2 v are fulfilled; Viocare's entitlement to the additional share in the Registered Capital will only be realized once the following conditions are met:

a.
5% additional share in the Registered Capital to be realized once Tharawat fully recovers the Initial Loan amount provided that the Company remains cash positive after the repayment of such Initial Loan, Capital expenditure for the establishment of new clinics excluded;

b.	2% additional share in the Registered Capital to be realized once the Company and the Clinics reach 5,000 (Five Thousand) clients; and
c.	3% additional share in the Registered Capital to be realized once the Company reach 7,000 (Seven Thousand) clients.
3.3	Company Funding and Additional Capital Contribution
i.	The Initial Loan:
a.	As part of the Initial Investment, Tharawat will provide an interest free loan to the Company in an amount which will be determined by the Business Plan (the "Initial Loan").
b.
The Initial Loan shall be paid back from the revenues of the Company and the Business. Safe for statuary payments and reserves which will have a priority under the Applicable Law, the Initial Loan shall have a priority over any dividend distribution or any other payments which could be made out by the Company excluded the general operational expenses of the Company and the Management Fee as stipulated in Clause 6.3v considered it as a general and operational expense. The Members will not be entitled to receive any dividend until such time when the Initial Loan is fully repaid to Tharawat.

c.
The Parties hereby agree, confirm and acknowledge that all assets of the Company shall be pledged to the benefit of Tharawat and shall remain under pledge to the benefit of Tharawat until the Initial Loan is fully paid back. Accordingly, the Board of Directors shall not, and the Members shall not direct or cause any Director to, under any circumstances dispose of any assets owned by the Company without the prior written approval of Tharawat. Moreover, the Initial Loan shall be due and payable in full, to the extent then unpaid, on the date of termination of this Agreement and dissolution of the Company in accordance with this Agreement.

ii.	Additional capital contributions:

a.	Additional capital contributions shall be made in the amounts and at the times determined by the unanimous vote of the Members.
b.
In the event that a Member does not make a timely additional capital contribution as required by this Clause 3.3ii ("Defaulting Member"), the other Member, at its option, may elect to advance to the Company, as a loan to the Defaulting Member, an amount up to or equal to the amount that the Defaulting Member failed to contribute. Such loan shall be referred to herein as a "Default Loan". Each Default Loan shall be evidenced by such documents and shall be on such terms and conditions as are customary in transactions of this type and are reasonably acceptable to the lending Member; provided that each Default Loan shall be repaid from any cash distributed to the Defaulting Member with the approval of the Board of Directors and, to the extent then unpaid, shall be due and payable in full on the date of termination of this Agreement and dissolution of the Company in accordance with this Agreement.

c.	Liability of Members
Except as otherwise provided in Clause 12, all debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company (including under a judgment, decree or order of a court), and no Member (and no Affiliate of any Member) shall be obligated or liable for any such debt, obligation or liability of the Company solely by reason of being a Member (or an Affiliate of a Member).

4.	RESTRICTIONS ON TRANSFER OF SHARES
4.1	Restriction on Sale
The Members shall not transfer or pledge any or all of their membership interest in the Company within the first 5 (five) years after the commercial registration of the Company without the prior consent of the other Members, which consent shall not be unreasonably withheld.
4.2	Priority to Purchase a Member's Interest
Upon the lapse of the term specified in Clause 4.1, should any Member (hereinafter called the "Selling Member") desire to sell all or any part of its interest in the Company (the "Offered Interest"), then the Selling Member shall grant the other Member(s) the priority right to purchase the Offered Interest in proportion to their membership interest in the Company and at the then current market value specified by an independent auditor mutually selected by the Members. In the event that the other Member(s) does (do) not exercise such right of priority within 30 (thirty) days of the date on which the value was set and advised to the other Member(s), then the Selling Member shall have the right to sell the Offered Interest to any third party at the same price and on the same terms offered to the other Members, provided that such third party abides by Clause 4.3 below. The procedures set by the Companies Law in relation to the sale of a Member's interest shall govern any sale of a Member's interest in the Company.

4.3	Obligation of Transferee To Become Party Hereto
No sale or pledge of a Member's interest in the Company may be made to any third party unless such third party enters into an agreement with the remaining Members, in form and substance satisfactory to the remaining Members, pursuant to which the third party shall become a party hereto and agrees to be bound by the terms and conditions hereof. The remaining Members shall not unreasonably withhold their acceptance of such agreement.

5.	MEETINGS OF MEMBERS
Meetings of the Members of the Company shall be held in  the manner and at the times prescribed by the Companies Law.

6.	MANAGEMENT, BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY
6.1	The Business of the Company will be undertaken at the direction of the Board of Directors.
6.2	Election
i.
The powers of the Company shall be exercised by or under the authority of, and the Business and affairs of the Company shall be managed under the directions of, a Board of Directors as described herein. The Board of Directors shall have complete and exclusive control of the business and affairs of the Company in compliance with the Applicable Law. The Board of Directors shall possess all power, on behalf of the Company, to do or authorize the Company or to direct the officers, employees and agents of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company.

ii.	The Board of Directors shall consist of 5 (five) Directors, of whom 4 (four) Directors shall be designated by Tharawat and 1 (one) Director shall be designated by Viocare.
iii.
Each Party shall appoint its representatives on the Board of Directors by written instrument to the Company and it may from time to time replace or change its representatives in the same manner. The Directors shall not receive any compensation for their participation on the Board of Directors  or for attendance at any meeting thereof and shall be compensated solely by the Member appointing such Director.

iv.
The Board of Directors may appoint, reappoint and remove officers of the Company who, to the extent provided by the Board of Directors, may have and may exercise all the powers and authority of the Board of Directors in the conduct of the business and affairs of the Company, subject in all cases to such limitations as the Board of Directors may reasonably impose or as are otherwise set forth in this Agreement. The officers of the Company shall consist of a general manager and  may consist of a treasurer, a secretary, or other officers or agents as may be elected or appointed by the majority of the Board of Directors.

6.3	Actions Requiring Unanimous Vote Board (Reserved Matters):
i.	The Quorum for a meeting of the Board of Directors of the Company shall comprise of a minimum of three Directors.
ii.
Without prejudice to the Members' authorities as set forth in the Companies Law, the Articles of Association and in this Agreement, the Board of Directors shall not take the following actions ("Reserved Matters" and each a "Reserved Matter") without a unanimous vote in respect of the Company:

a.	alter its name;
b.	alter this Joint Venture Agreement;
c.	pass any resolution for winding it up;
d.	apply for the appointment of a receiver or an administrator over its assets;
e.	reorganize or change the nature or scope of its business;
f.	dispose of the whole or any substantial part of its undertaking or assets or merge with any other company;
g.	dispose of any of its assets outside the ordinary course of business;
h.	Approve or effectuate any non-recourse facilities, or any refinancing relating thereto, or any other financing with a total amount equivalent to or exceeding
$1,000,000 (One Million US Dollars) in total, whether provided at once or on several installments the total amount of which accumulate to 1,000,000 (One Million US Dollars) or more (excluding trade debt, accounts payable or equipment leases incurred in the ordinary course of the Company's business), execution of any promissory/order note, evidence of indebtedness, guaranty or the like not authorized and duly approved in an operating budget, or approval or effectuation of the prepayment, modification or refinancing of any such financing;
i.
Prosecution, waiver, settlement or compromise of any claims or causes of action of the Company against any third party (or parties), or agreement on behalf of the Company to pay any disputed claims or causes of action against the Company to the extent each claim exceeds[$100,000 (One Hundred Thousand US Dollars);

j.	Merging the Company with any entity;
k.	Approval of any actions which may result in or effectuate a liquidity event for the Company, including the sale of the Company, the properties or substantially all of the Company's assets;

l.	Listing the Company for a private or public sale;
iii.
Safe for the Reserved Matters, the decisions of the Board of Directors shall be resolved by a simple majority of the Directors present in any Board of Directors' meeting, provided that at quorum for the Board of Directors' meetings is met at all times.

iv.
The Parties confirm and acknowledge that the incorporation of the Company and the execution of this Agreement depends entirely on the knowhow and technical expertise of Viocare. Accordingly, Viocare shall provide certain management and technical services to the benefit of the Company as further detailed in the Management Services Agreement which is annexed to this Agreement as Annex III (the "Management Services Agreement").

v.
in consideration for the services provided by Viocare to the Company under the Management Services Agreement, Viocare shall be entitled to 5% (five percent) of each country Clinic's Net Profit, subject to Clause 6.3vi below, as a Management Fee (the "Management Fee"). The Management Fee shall only become payable to Viocare at the end of any profitable fiscal year of the Company per country. For the avoidance of doubt, if the Company in a country is not in profit during any fiscal year then Viocare will not be entitled to the Management Fee for the Clinics of this country.

vi.
Moreover, the Parties confirm and acknowledge that the Management Fee is only payable to Viocare upon the fulfillment of the key performance Indicators as detailed in the Business Plan and other terms and conditions agreed upon in the Management Services Agreement.

vii.
Viocare shall, as part of the management services to be provided to the Company under the Management Services Agreement, supply, at cost basis, the Company with all equipment, products and supplies which are necessary for the Business of the Company. The Company shall reimburse Viocare with the costs of equipment, products, supplies and actual expenses.

viii.
Viocare shall, as part of the management services to be provided to the Company under the Management Services Agreement, grant the Company a royalty free exclusivity and non-transferable right to use all Viocare's Intellectual Property in the Territory during the term of the Agreement.

6.4	Removal or Vacancy
Each Party shall have the right to remove each or any of its respective designated Directors at any time, with or without cause. In the event of the death, disability, resignation or removal of any Director, the Party that had designated such Director shall have the right to designate his successor.

6.5	Chairman
The Board of Directors shall elect a chairman from the Directors, provided however that the charming must be at all times a Director who is designated by Tharawat.
6.6	Meetings
The meetings of the Board of Directors shall be held in the manner and at the times agreed by the Directors provided, however, that the Board of Directors shall meet at least 4 (four times) during each fiscal year. At every Board meeting, the presence of three (3) Directors shall constitute a quorum. Except for the Reserved Matters and as otherwise expressly provided in this Agreement, the resolutions and all Company Business shall be made by the simple majority of the Board of Directors. In the event the votes for a resolution are tied, the chairman shall have a casting vote.

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS
Each Party ("Representing Party") hereby represents, warrants and covenants to the other Party the following:
i.
Organization and Existence. Representing Party is duly organized, validly existing and in good standing under the laws pursuant to which it is registered. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of Representing Party's constitutive documents or any agreement to which Representing Party is a party or by which it is bound.

ii.
Power and Authority. Representing Party has the full legal right, power and authority required to enter into this Agreement and to perform fully its obligations hereunder, and that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Representing Party. This Agreement constitutes the legal, valid and binding obligation of Representing Party, enforceable against Representing Party in accordance with its terms.

iii.
Litigation. There is no suit, action, arbitration or governmental proceeding pending or threatened against the Representing Party, and there is not outstanding against the Representing Party any judgment, decree, injunction, rule or order of any court, governmental body or arbitrator, which, in any such case, could have a material adverse effect on the business, finances or operations of the Representing Party or on the ability of the Representing Party to perform its obligations under this Agreement.

iv.
Full Disclosure. All documents and information furnished by or on behalf of the Representing Party to the other Parties in connection with the Representing Party, this Agreement and the transactions contemplated hereby do not contain any untrue statement of a material fact and do not omit to state any material fact.

v.
Legal Compliance. The Representing Party shall (i) not cause the other Party or the Company to violate the Applicable Law; and (ii) reasonably cooperate with the other Party and the Company in ensuring compliance with all Applicable Laws.

vi.
Indemnification. The Company will be indemnified by the Parties and their respective associated persons for any damages caused by their failure to comply with the representations and warranties in this Clause. The Parties shall indemnify and hold the Company harmless against any losses, claims, judgments and investigation costs incurred by the Company as a result of a Party's breach of the provisions contained in this Agreement.

8.	FISCAL MATTERS
8.1	Economic Effect, Revenues and Expenses Prior to Commercial Registration:
Safe for expense and costs incurred by the Parties for the purposes of negotiating and executing this Agreement, expenses incurred by the Parties for and on behalf of the Company for the purposes of registering the Company duly, after the date of signature of this Agreement and prior to the commercial registration of the Company, shall be billed to and be an expense of the Company up to actual expenses
8.2	Expenses After Commercial Registration:
After commercial registration, expenses reasonably incurred by the Parties for and on behalf of the Company shall be billed to and be an expense of the Company up to approved financial budget
8.3	Bank Accounts
i.	The Company shall open and maintain one or more bank accounts with such banks inside or outside the Kingdom of Saudi Arabia as shall be acceptable to the Board of Directors.
ii.	All withdrawals or payments from the Company's bank accounts or instructions relating to the operation thereof shall be as determined by the majority of the Board of Directors.
iii.
Any funds that are temporarily not required to be disbursed may be invested in financial institutions or securities approved by the majority of the Board of Directors but not in any security issued by a Party or any of its Affiliates.

8.4	Books of Account
i.
The administrative member shall be Tharawat (the "Administrative Member") and shall establish in the name and on behalf of the Company bank accounts in accordance with Clause 8.3i to receive/disburse Company funds. The Company bank accounts shall be operated and maintained in accordance with the instructions of the Board of Directors.

ii.
The Company's books of account shall be kept and maintained by the Company in the English language. Books of account shall be maintained in accordance with the standards of the Saudi Organization for Certified Public Accountants. Such books of account shall be audited annually by independent auditors appointed by the members on the recommendation of the Board of Directors. The books of account shall be kept at the Company's head office or such other place as the majority of the Board of Directors may determine to be appropriate. Each Member and/or its duly authorized representative(s) shall have access to the complete books of accounts of the Company and supporting documentation at all reasonable times during normal business hours of the Company.

9.	CONFIDENTIALITY
9.1	Company Confidential Information
The Parties hereto hereby acknowledge that all trade, business and technical information regarding the Company as may exist from time to time (and which came into the possession of a Party hereto prior to the date hereof or which may come into the possession of a Party hereto after the date hereof), including, inter alia, prices, marketing, sales and other data, technology, trade secrets, the identity and requirements of customers and prospective customers of the Company, the Company's methods of doing business and all information relating to the Business, operations and marketing operations of the Company ("Company Confidential Information"), constitute valuable confidential information of the Company. The Parties hereto, or any of their Affiliates, employees or agents, shall not use or discuss any Company Confidential Information for any purpose, except on behalf of the Company and then only to such extent as may be authorized by the Company, or disclose any Company Confidential Information to any other person, firm or corporation, except to the extent required in carrying out, on behalf of the Company, their functions as Members or Directors of the Company.
9.2	Member Confidential Information
Each Party agrees that with respect to any confidential:
i.	operating, economic or business information or data received (prior to or after the date hereof) by that Party or its Affiliates, directly or indirectly, from the other Party or its Affiliates, and
ii.
technical, scientific or engineering information or data disclosed (prior to or after the date hereof) by that Party or any of its Affiliates to the other Party or any of its Affiliates in written or machine readable form and identified as confidential

(collectively, "Member Confidential Information"), it shall take such reasonable steps, and shall cause all of its Affiliates to take such steps, as may be required, to prevent the duplication, disclosure or unauthorized use thereof anywhere in the world, except with the prior written approval of the furnishing Party.
All information and data provided by Viocare or any of its Affiliates to Tharawat up until the date of signing this Agreement mutually agreed and considered as confidential and governed by the provisions of sub-clauses 9.1 and 9.2 herein and the non-disclosure agreement dated May 31st, 2016 signed between Tharawat and HcI Viocare Technologies Ltd of Scotland.

9.3	Exceptions
The obligations of confidentiality set forth in Clause 9.1 above with respect to Company Confidential Information and Clause 9.2 above with respect to Member Confidential Information shall not apply if the Party that wishes to disclose such information without violating such Clauses 9.1 or 9.2, as the case may be, can document that such information or data:
i.	is public information or otherwise generally available to the public through no act or fault of the disclosing Party;
ii.
was, prior to disclosure to such Party by the furnishing Party, already in the possession of the disclosing Party and was not obtained by such Party under a prior obligation of confidentiality from any Party to this Agreement;

iii.
was or hereafter is rightfully received by the disclosing Party from a third party who did not receive the same directly or indirectly from a Party to this Agreement or otherwise in violation of any confidentiality agreement;

iv.	is hereafter independently developed by the disclosing Party's employees who have not had access to such information and data from the other Party; or
v.
is required to be divulged by a government or court order (in which case, the disclosing Party shall notify the other Party in advance if feasible and limit such disclosure to only that information or data specifically requested by the government or the court order).

9.4	Survival
This Clause 9 (Confidentiality) shall remain in full force and effect between the Parties and shall survive the termination of this Agreement.

10.	NON-COMPETITION
i.
Without prejudice to Clauses 10.iii and 10.iv, as of the Effective Date no Member shall independently or with a third party pursue a business opportunity in the Territory in competition with the Company or which might be similar to the Business so long as the Company is operating and as long as that Member owns an interest in the Company and for a period of three (3) years following the termination of the Agreement as set forth in Clause 10.ii below.

ii.
In the event this Agreement is terminated for any reason other than the breach of Viocare or Tharawat, the provisions of Clause 10.i shall apply to the Parties as of the date of termination the Agreement, and the Parties undertake not to be active, independently or with/through a third party or an affiliated company, in the field of prosthetic and orthotic rehabilitation and limb fitting market for a period of three (3) years following the termination of the Agreement as set forth herein.

iii.
Notwithstanding anything to the contrary in their Agreement, if this Agreement is terminated as a result of the breach of Viocare, the non-compete provisions set forth in Clause 10.i and 10.ii shall not apply on Tharawat and shall only be applicable on Viocare.

iv.
Notwithstanding anything to the contrary in their Agreement, if this Agreement is terminated as a result of the breach of Tharawat, the non-compete provisions set forth in Clause 10.i and 10.ii shall not apply on Viocare and shall only be applicable on Tharawat.

11.	TERM & TERMINATION
11.1	Effective Date
i.
This Agreement shall come into effect on the later of (a) Effective Date or (b) the date on which all of the conditions set forth in Clause 11.1ii below are satisfied. This Agreement shall remain in full force and effect unless earlier terminated as set out in this Clause 11 (Term & Termination).

ii.
Notwithstanding anything to the contrary in this Agreement, this Agreement will not come into effect and become binding upon its Parties unless all of the following conditions, which shall constitute conditions precedent to the execution of this Agreement, are fulfilled:

a.	The written agreement of the Parties on the Business Plan,
b.	The agreement of the Parties on the Management Services Agreement, and the execution of the same by the Parties, and
c.	The written agreement of the Parties on the Articles of Association.
iii.
In the case any the above conditions precedent is not fulfilled within a period of (90 days) as of the Effective Date, this Agreement shall be considered null, void and harmless without any liability or responsibility on any of the Parties.

11.2	Automatic Termination
This Agreement shall terminate forthwith and the Company wound up (if incorporated duly at the time, without notice, upon the occurrence of any of the following events:
i.	Mutual written agreement of all of the Parties;
ii.	The dissolution, liquidation or bankruptcy of the Company, or the marshaling or assignment of its assets for the benefit of creditors or other similar events; or
iii.
The violation of any Applicable Law by the Company or  a Member with regard to Company Business which violation cannot be cured (or a plan put in place to cure) to the satisfaction of all other Members within 10 (ten) days of the Company receiving notification of such violation.

11.3	Termination by Either Party
Subject to Clause 11.4 below, a Party may terminate this Agreement by simple written notice to the other Party upon the bankruptcy of the other Member, the marshalling or assignment of its assets for the benefit of creditors or other similar events.

11.4	Consequences of Termination as a Result of a Member's Bankruptcy
In the event that any Party exercises its right to terminate this Agreement as a result of the bankruptcy of any Member, the marshaling or assignment of its assets for the benefit of creditors or other similar events (the "Bankrupt Member"), the remaining Members in the Company shall have the right to purchase, pro rata their interest in the Company, the interest of the Bankrupt Member in the Company at such interest's current market value as determined by a "big four" audit firm acceptable to the remaining Members.
11.5	Consequences of Termination
Upon the termination of this Agreement for any reason:
i.	any provision of this Agreement which is expressed to continue in force after termination shall continue in full force and effect; and
ii.	subject to the terms of this Clause 11 (Term & Termination), and except in respect of any accrued rights, the Parties shall not be under any further obligation to each other.

12.	INDEMNIFICATION AND LIMITATIONS OF LIABILITY
12.1	Company Indemnity
To the maximum extent permitted by Applicable Law, the Company shall indemnify, defend and hold harmless all Members and their respective Affiliates, directors, officers, the employees and agents of the Company, the Administrative Member and the Tax Matters Partner (each, an "Indemnified Party") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, penalties, and other expenses actually and reasonably incurred by the Indemnified Party in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative, or investigative, in which the Indemnified Party may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that the Indemnified Party is or was a Member or Director or is or was an employee or  agent of the Company, including  Affiliates of the foregoing, arising  out of or incidental to the activities of the Company, provided, (a) the Indemnified Party's conduct did not constitute willful misconduct or recklessness, (b) the action  is  not based  on breach of this Agreement, (c) the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in, or not opposed to, the best interests of the Company and within the scope of such Indemnified Party's authority, and (d) with respect to a criminal action or proceeding, the Indemnified Party had no reasonable cause to believe the Indemnified Party's conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or upon a plea of no contest or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnified Party acted in a manner contrary to that specified above.

12.2	Indemnification by Members
Subject to the limitation of damages and liabilities (Clause 12.3), each Member shall indemnify the Company and the other Members individually in respect of and hold the Company and the other Members individually harmless against all losses, claims, demands, liabilities and cost of any nature (including reasonable attorney fees) incurred or suffered by the Company or the other Members individually resulting from or related to any facts attributable to a Member, which if true, would constitute a breach of, inaccuracy in, or failure to perform by such Member of any covenants or representations of that Member contained in this Agreement.
12.3	Limitation of Liabilities
In no event shall any Party be liable to the other Party under the terms and conditions of this Agreement for any claims or demands exceeding actual damages, including loss of profits, or any incidental, special, exemplary, punitive, or consequential damages.

13.	INSURANCE
13.1	Insurance for the Company
Subject to  Clause 13.4 below, the Company shall be responsible for obtaining  quotes and placing, as approved by the Board of Directors, insurance for the Company.
13.2	Insurance if Member is a Subcontractor to the Company
When performing services as a subcontractor to the Company, each Member shall maintain insurance coverage sufficient to meet the requirements of the prime contract under which the subcontract services by the Member to the Company are being performed. The subcontractor Member shall be responsible for all insurance and deductible costs associated with its insurance and shall be solely responsible for any uninsured losses arising out of its subcontract services. The subcontractor Member shall add the Company and other Member as additional insured's to the applicable insurance policies with respect to the services being performed for the Company.
13.3	Contract Insurance
Any losses, expenses (including deductible costs) or damages for insurance claims not covered by the insurance required herein shall be allocated, if reasonably possible, directly to the contract under which the losses, expenses or damages occurred.
13.4	Insurance by the Company
The Company shall obtain and maintain in effect such policies of insurance with terms and limits of coverage as the Board of Directors deems appropriate, including, (i) any insurance required by contracts entered into by the Company; (ii) any insurance required by Applicable Law; and
(iii) such additional Company insurance as the Board of Directors may determine is appropriate and is customary and ordinary for an organization of this size. Company placed insurance policy(ies) shall provide that each Member shall be an additional insured on these policies. The cost of insurance purchased by the Company is to be borne by the Company.

14.	TAX MATTERS
The Board of Directors shall cause the Company to prepare, submit to the Members for approval and thereafter file all required tax and Zakat returns in compliance with the Applicable Law for each tax year of the Company.

15.	CONSEQUENCES OF BREACH
15.1	Consequences of Breach
Subject to Clause 15.2, if a Member (the "Breaching Member") commits a material breach of any of the provisions of this Agreement and, if the breach is capable of remedy, fails to remedy it within 30 (thirty) days ("Remedy Period") after being given a written notice containing full particulars of the breach and requiring it to be remedied then, the other Member(s) (the "Non- Breaching Member(s)") shall be entitled, at any time within 30 (thirty) days after the expiration of the Remedy Period to give final written notice to the Breaching Member either:
i.	requiring it to sell its interest in the Company at such interest's current market value as determined by a "big four" audit firm acceptable to the Non-Breaching Member(s) [LESS 10%]; or
ii.
requiring it to purchase the Non-breaching Member(s) interests in the Company at such interests' current market value as determined by an independent auditor acceptable to the Non-Breaching Member(s) [PLUS 10%]; or

iii.	terminating this Agreement and requiring the Company to be wound up, in which event the Parties shall forthwith take all steps necessary to do so.
15.2	Capability of Remedy
For the purposes of Clause 15.1, a breach shall be considered capable of remedy if the Party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).
15.3	Remedies Non-exclusive
The rights given by this Clause 15 (Consequences of Breach) shall not prejudice any other right or remedy of the Non-Breaching Member(s) under this Agreement or otherwise.

16.	DISPUTE RESOLUTION
16.1
Subject to Clause 16.2 below, any dispute, controversy or claim arising out of or in connection with the present Agreement or the breach, termination or invalidity thereof shall be finally settled and resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one, and the seat, or legal place, of arbitration shall be London, United Kingdom.

16.2
If a disagreement or dispute shall arise between the Members related to or arising out of this Agreement (including any disagreement or dispute regarding operations of the Company), the  Board of Directors shall immediately refer the issue to those chief executive officers of the Members for decision. If such  executives reach  unanimous consent  on  a resolution  to  the dispute, their decision shall bind the Members and the Company. In the event the chief executive officers of the Members are unable unanimously to resolve the dispute within 5 (five) working days or such longer period as such executives may establish, then the matter may be submitted to arbitration pursuant to Clause 16.1 above. However, pending the outcome of the arbitration, the Chairman of the Board of Directors may render a decision in his sole discretion if and as necessary in order to prevent interruption or delay in the Company Business.

17.	GENERAL PROVISIONS
17.1	Force Majeure
In the event of any failure or delay in the performance of this Agreement by any Party due to war, civil commotion, labor  dispute, fire, natural  disaster,  government embargoes or trade restrictions, or any other cause whatsoever beyond the reasonable control of such Party (each hereinafter called a "Force Majeure Event"), the Party so affected shall not be liable for such failure or delay or for the results thereof. Upon the occurrence of any Force Majeure Event, the Party being affected shall, without delay, notify in writing the other Party of the nature and effects of such Force Majeure Event, and the Parties shall meet and discuss appropriate or necessary actions to be taken to deal with the situation.
17.2	Notices
i.
Any notice, request and other correspondence pursuant to or in connection with this Agreement shall be in the English language and shall be sent to any Party by facsimile, registered mail or personal/courier delivery at its address as specified at the beginning of this Agreement or at such other address as shall be notified pursuant to Clause 17.2iii below.

ii.
Any notice, request or other correspondence pursuant to or in connection with this Agreement shall be deemed validly received by the addressee upon the expiration of [48 (forty-eight) hours] after transmission in case of facsimile, on the [3rd (third) day] after mailing in the case of registered mail, or immediately upon delivery in case of personal/courier delivery.

iii.	Any Party shall, upon a change of its address, notify the other Party of such change in accordance with the procedures provided for in this Clause 17.2.
17.3	Governing Law
This Agreement shall be governed by and construed in accordance with the law of England and Wales.
17.4	Assignment
This Agreement shall inure to the benefit of and be binding upon the respective Parties and their successors and permitted assigns and transferees hereunder. Except as expressly provided herein, none of the Parties shall assign or transfer all or any part of this Agreement or any of its rights and/or obligations hereunder to any third party without the prior written consent of the other Party.

17.5	No Implied Waivers
The failure of any Party at any time to require performance by the other Party of any provision hereof shall in no way affect the right of such Party to require such performance at any time thereafter nor shall the waiver by any Party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other provision or constitute a waiver of the provision itself.
17.6	Liability Limitation
Notwithstanding any other provision of this Agreement, no Party shall in any circumstances be liable to the other Party for special, incidental, consequential, exemplary or punitive damages, or for goodwill, loss of profits, loss of data or loss of use damages.
17.7	Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
17.8	Severability
If any provision of this Agreement is held to be invalid under the governing law set out in Clause 17.3, the same shall not affect the remaining provisions of this Agreement, which shall continue in full force and effect. [If a provision of this Agreement is held invalid, the Parties shall negotiate and mutually agree on a legal provision that, to the greatest extent possible, achieves the Parties' original commercial intention of the invalid provision.
17.9	Independent Parties
Each Party is and shall be considered for all purposes to be an independent entity in relation to the other Party or Parties under this Agreement and shall not hold itself out as a partner, employee or agent of any other Party. As an independent entity, each Party is solely responsible for its employees and agents. Unless explicitly stated in writing by the Parties, (i) nothing herein shall be construed to grant any Party authority to bind any other Party, or to create or assume, directly or indirectly, any express or implied obligation on behalf of any other Party; (ii) no Party shall incur any liability whatsoever on behalf of any other Party, nor in any way pledge the credit of any other Party; and (iii) no Party has any authority whatsoever under this Agreement to commence any legal proceeding in the name of or on behalf of any other Party.
17.10	Entire Agreement; Amendments

This Agreement, including all of its Annexes, sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and supersedes all prior discussions among the Parties, and none of the Parties shall be bound by any previous agreements, negotiations, commitments or writing relating to the subject matter contained herein except as expressly provided in this Agreement. This Agreement may not be amended or supplemented in any manner except by an instrument in writing signed by a duly authorized representative of each of the Parties.

(SIGNATURES ON FOLLOWING PAGE(S))

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date specified above.

	Tharawat		Viocare

By	/s/Ammer Abdulwahab Alselham	By	/s/Sotirios Leontaritis
Name	Ammer Abdulwahab Alselham	Name	Sotirios Leontaritis
Title	President & Chief Executive Officer	Title	Director

ANNEX I ARTICLES OF ASSOCIATION

ANNEX II BUSINESS PLAN

1.
With reference to the Territory in 1.1 and the Non-competition clause in 10, the Business Plan should forecast the development of Clinics with the following capacity p.a. (as per ISPO standards) to capture the market potential

i.	1st year: a Clinic with a capacity of at least 300 amputees in the KSA.
2nd- 10th year: Clinics with capacity totaling of at least 10,000 amputees in the Territory.
2.	Key performance indicators for the shareholders
The following key performance indicators shall be considered as part of the Business Plan
i.	Pre operationalization of first Clinic
Tharawat is expected to get all the regulatory approval within a period of approximately 6 -9 months. During this period, Viocare needs to support Tharawat by honoring the below responsibilities
•	Assist in any documentation/ procedural requirements that might be needed or required during obtaining the licensing for the Clinics
•	Providing/ modifying the lay out as per international standards/ Viocare benchmarks
•	Assist in any modification or redesigning of all company buildings/ Clinics which might be requirement by governmental regulatory agencies

ii.	Post the regulatory approval, both the parties are obliged to fulfill the below responsibilities within the specified duration
•	Tharawat
Activity	Duration
Procuring Inventory, furniture, machinery and equipment	3 months
Visa processing for CPOs	Approximate 1.5 months
Hiring the technicians locally*	2 months
Certifications for the facilities*	3 months
•	Viocare

Activity	Duration
Providing all approved/ qualified list of suppliers for the business	45 days
Assist in finalizing any contractual agreement with suppliers	45 days
Assist with furniture requirements specifications by providing the list as well as the name of the suppliers	45 days
Assist in interviewing and training for the local hires*	6 months including training
Interviewing and providing qualified staff (CPO and others) as per ISPO standards	6 months
Certifications for the facilities*	3 months
Providing any other technical assistance might be required by the Company	as long Viocare is a partner
Support/ guidance in marketing activities and branding guidelines	as long Viocare is a partner
* Tasks that are done in parallel with co-ordination between the two Parties
Note: Refer to appendix for details on the interdependencies among the identified activities.

iii.	Post operationalization of first Clinic
2.1	Tharawat
i.	Committed to all aspect of the Business Plan

2.2	Viocare
a)	Provide all the support as mentioned in section 1.2 whenever a new clinic is opened .
b)	Viocare needs to supply qualified CPOs as per the distribution mentioned below

Year	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Number of CPOs	1	3	4	4	4	4	4	4	3	3

Earn out clause
Viocare is entitled to the additional 10% equity stake subject to the fulfillment of KPIs as mentioned in section 1 and section 2. The stake realization will be in a manner defined below
1.	5% stake to be realized once Tharawat recovers the loan amount completely and the JV remains cash positive post the repayment
2.	Next 2% will be realized once the JV reaches 5000 Client
3.	Next 3% will be realized once the JV reaches 7000 Clients

ANNEX III MANAGEMENT SERVICES AGREEMENT